MOTO PHOTO, INC.
                             4444 LAKE CENTER DRIVE
                               DAYTON, OHIO 45426



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF COMMON STOCK:

The Annual Meeting of Shareholders of Moto Photo, Inc. (the "Company") will be held at the offices of the Company, 4444 Lake Center Drive, Dayton, Ohio 45426, on Wednesday, June 25, 1997 at 9:00 a.m., for the following purposes:

       1. To elect a Board of Directors for the ensuing year.

       2. To transact such other business as may properly be brought before the Annual Meeting or any adjournment of the Annual Meeting.

The accompanying Proxy Statement contains information regarding the items of business to be considered at the Annual Meeting.

The holders of Common Stock of record at the close of business on April 28, 1997, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. A list of such shareholders will be available at the Annual Meeting and during the ten days before the Annual Meeting at the offices of the Company, 4444 Lake Center Drive, Dayton, Ohio 45426.


Dayton, Ohio
May 12, 1997


Even if you plan to attend the meeting, please sign the enclosed proxy card and return it promptly in the envelope enclosed for that purpose. If you have previously submitted a proxy card and are present at the Annual Meeting, you will be able to revoke the proxy and vote your shares in person.


                                MOTO PHOTO, INC.
                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                               TABLE OF CONTENTS

                                                        PAGE

GENERAL..................................................  1
     Record Date and Outstanding Voting Stock............  1
     Quorum and Voting...................................  1
     Action To Be Taken Under the Proxy..................  1
     Votes Required......................................  2
     Solicitation of Proxies.............................  2
     Revocation of Proxies...............................  2
     Annual Report.......................................  2
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
  AND MANAGEMENT.........................................  2
     Potential Future Change in Control..................  4
     Compliance with Section 16(a) of the Securities
       Exchange Act of 1934..............................  5
ELECTION OF DIRECTORS....................................  5
     Information Concerning Nominees.....................  5
     Meetings of Board of Directors and Committees.......  6
     Compensation of Outside Directors...................  7
EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION............  7
     Executive Officers..................................  7
     Executive Compensation..............................  8
     Option Grants During 1996...........................  9
     Option Exercises and Year-End Option Values .........10
     Ten-Year Option Repricing............................10
     Employment Contracts, Termination of Employment and
       Change-in-Control Arrangements.....................11
     Compensation Committee Interlocks and Insider
       Participation......................................12
     Report of the Compensation Committee and Mr. Adler...12
COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS..........14
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............15
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..................15
PROPOSALS OF SHAREHOLDERS.................................17
OTHER MATTERS.............................................17


                                MOTO PHOTO, INC.
                             4444 LAKE CENTER DRIVE
                               DAYTON, OHIO 45426

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                                 JUNE 25, 1997


The following information is furnished in connection with the Annual Meeting of Shareholders of Moto Photo, Inc. (the "Company") to be held on Wednesday, June 25, 1997 at 9:00 a.m., at the offices of the Company, 4444 Lake Center Drive, Dayton, Ohio. This Proxy Statement will be mailed on or about May 12, 1997, to holders of Voting Common Stock ("Common Stock") of record as of the record date.

                                    GENERAL

RECORD DATE AND OUTSTANDING VOTING STOCK

The record date ("Record Date") for determining shareholders entitled to vote at the Annual Meeting has been fixed at the time of the closing of business on April 28, 1997. On that date, the Company had 7,789,973 shares of Common Stock outstanding and entitled to be voted.

QUORUM AND VOTING

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present at the Annual Meeting, the Annual Meeting may be adjourned to another place, date or time. At any such reconvened meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting.

Cumulative voting is not permitted in the election of directors of the Company.
 On all matters (including the election of directors) submitted to a vote of the shareholders at the Annual Meeting or any adjournment of the Annual Meeting, holders of Common Stock will be entitled to one vote for each share of Common Stock owned of record by such shareholder on the Record Date.

ACTION TO BE TAKEN UNDER THE PROXY

Proxies in the accompanying form which are properly executed and returned will be voted in accordance with the instructions on the proxies. Any proxy upon which no instructions have been indicated with respect to a specified matter will be voted as follows:

  (a)"FOR" the election to the Board of Directors of the seven persons named in this Proxy Statement as the nominees of the Board of Directors; and

  (b)As to any other matters which may properly come before the meeting, in accordance with the recommendation of the Board of Directors. The Board of Directors knows of no other matters to be presented for consideration at the meeting.


VOTES REQUIRED

Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. Any other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

Because directors are elected by a plurality rather than a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked "withhold authority" with respect to any one or more nominees will not affect the outcome of the nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors.

SOLICITATION OF PROXIES

The enclosed proxy for the Annual Meeting is being solicited by the Board of Directors of the Company. The cost of soliciting the proxies in the enclosed form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, and facsimile by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. Copies of proxy solicitation materials will be furnished to banks, brokerage houses fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners.
 The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

REVOCATION OF PROXIES

Any shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the Annual Meeting, or (c) executing and delivering to the Company a later-dated proxy. Any such written notice of revocation or later-dated proxy should be addressed to Jacob A. Myers, Secretary, at the Company's offices.

ANNUAL REPORT

The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1996, including audited financial statements, accompanies this Proxy Statement. Neither the Report nor the financial statements are deemed to be a part of the material for the solicitation of proxies.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

At April 14, 1997, the Company had 7,789,973 shares of Common Stock outstanding. The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 14, 1997 by (i) each of the Company's directors or nominees for director, its chief executive officer and its other executive officers whose total salary and bonus for the year ended December 31, 1996 exceeded $100,000, (ii) all directors, nominees and executive officers of the Company as a group, and (iii) each person who is known by the Company to beneficially own more than 5% of the Company's Common Stock. Unless otherwise indicated, the Company believes that the persons named in the table have sole voting and investment power with respect to the shares indicated as beneficially owned by them.


                                              NUMBER        PERCENT
                NAME                       OF SHARES    OF CLASS (1)
DIRECTORS AND CERTAIN
  EXECUTIVE OFFICERS
     Michael F. Adler (2)                  1,496,399           18.7%
          4444 Lake Center Drive
          Dayton, OH  45426
     Harry D. Loyle (3)                      504,375            6.5%
          410 S. Main Plaza
          Pleasantville, NJ 08232
     David A. Mason (4)                      113,802            1.4%
     Frank W. Benson (5)                      26,000              *
     Dexter B. Dawes (5)                      22,000              *
     Leslie Charm (5)                         15,000              *
     Douglas M. Thomsen                        6,000              *
     Frank M. Montano (6)                     41,522              *
     Leonard S. Swartz (7)                    51,101              *
     Paul Pieschel (8)                        25,384              *
ALL DIRECTORS, NOMINEES AND
  EXECUTIVE                                2,366,363           28.7%
     OFFICERS AS A GROUP
     (13 PERSONS) (9)
BENEFICIAL OWNERS OF MORE THAN             1,000,000           11.4%
     5% OF THE COMMON STOCK
          Fuji Photo Film U.S.A.,
          Inc. (10)
          555 Taxter Road
          Elmsford, NY 10523


*    Less than 1%

(1)Percent of class is calculated without regard to shares of Common Stock issuable upon exercise of outstanding warrants or stock options, except that any shares a person is deemed to own by having the right to acquire upon exercise of a warrant or option are considered to be outstanding solely for purpose of calculating such person's percentage ownership.

(2)The shares of Common Stock indicated as beneficially owned by Mr. Adler: (i) include 2,332 shares owned by Michael F. Adler as custodian for Elizabeth Adler; (ii) include 6,000 shares owned by the Elizabeth Adler Trust for which Mr. Adler is trustee; (iii) include 1,000 shares which he has the right to acquire upon exercise of warrants owned by him; (iv) include 209,996 shares which he has the right to acquire by exercise of stock options which are currently exercisable; (v) include 2,000 shares issuable upon the exercise of warrants owned by the Robert Adler Trust for which Mr. Adler is co-trustee and shares voting and investment power with Jacob A. Myers, an officer of the Company; and (vi) exclude a total of 11,000 shares owned by Mr. Adler's spouse, as to which Mr. Adler disclaims beneficial ownership. Such shares also include 1,192,039 shares of Common Stock owned by Progressive Industries Corporation ("Progressive"), which is 99% owned by Mr. Adler and his family, which shares of Common Stock Mr. Adler may be deemed to own beneficially due to his ownership of a controlling interest in Progressive and his position as President of Progressive. The shares of Common Stock owned by Progressive include 46,000 shares issuable upon exercise of warrants owned by Progressive.

(3)Includes 3,000 shares which Mr. Loyle has the right to acquire upon exercise of warrants owned by him and 321,375 shares held by Corral Photographic Corp., a corporation 100% owned by Mr. Loyle.

(4)Includes 74,552 shares which Mr. Mason has the right to acquire upon exercise of stock options which are currently exercisable and excludes 2,000 shares owned by Mr. Mason's wife, as to which Mr. Mason disclaims beneficial ownership.

(5)Includes 15,000 shares which this individual has the right to acquire upon exercise of stock options which are currently exercisable.

(6)Includes 25,552 shares which Mr. Montano has the right to acquire upon exercise of stock options which are currently exercisable.

(7)Includes 16,500 shares which Mr. Swartz has the right to acquire upon exercise of stock options which are currently exercisable.

(8)Includes 12,384 shares which Mr. Pieschel has the right to acquire upon exercise of stock options which are currently exercisable.

(9)Includes 416,132 shares which such group has the right to acquire upon exercise of stock options which are currently exercisable and 52,000 shares which such group has the right to acquire upon exercise of warrants.

(10)Consists of 1,000,000 shares issuable upon exercise of warrants owned by Fuji Photo Film U.S.A., Inc. ("Fuji").

POTENTIAL FUTURE CHANGE IN CONTROL

Fuji is the holder of 1,000,000 shares of Series G Non-Voting Cumulative Preferred Stock (the "Fuji Preferred Stock") and warrants to purchase 1,000,000 shares of the Company's Common Stock for $2.375 per share which expire in 2002.

The Fuji Preferred Stock is redeemable by the Company at any time in aggregate amounts of at least $1 million. The shares are subject to mandatory redemption on January 1, 1999 ("Mandatory Redemption Date"). Any redemption of the Fuji Preferred Stock must be either in cash from the proceeds of an equity offering or in Common Stock valued at 90% of the market price at the time of redemption; provided, however, that Fuji may refuse any proposed redemption by the Company in shares of Common Stock and elect to continue to hold the Fuji Preferred Stock without impairment of any right to require redemption at a later time. The redemption price for the Fuji Preferred Stock is $10.00 per share, or an aggregate of $10 million. If the market price of the Company's Common Stock on the Mandatory Redemption Date is less than $3.00 per share, the redemption of the Fuji Preferred Stock will be extended until the earlier of (i) the first date on which the market price of the Common Stock exceeds $3.00 per share or
(ii) the date one year following the initial Mandatory Redemption Date. If the Fuji Preferred Stock is redeemed in shares of Common Stock, depending upon the market price of the Common Stock and the number of shares of Common Stock outstanding, such redemption could result in Fuji acquiring control of the Company.

The Fuji Preferred Stock is also redeemable at Fuji's option under certain other circumstances ("Redemption Event") which include, after appropriate cure periods, the failure of the Company to meet certain requirements under a supply agreement with Fuji, default by the Company under certain other agreements between the Company and Fuji, the termination of involvement in the day-to-day management of the Company of either of Michael F. Adler or David A. Mason, a change in control of the Company, the Company's bankruptcy or insolvency, or failure by the Company to meet its obligations under other indebtedness in excess of $100,000. If the Company fails to redeem all of the Fuji Preferred Stock upon the occurrence of a Redemption Event, Fuji has the right, until all of the shares of Fuji Preferred Stock are redeemed or the Redemption Event is cured, to elect the majority of the Board of Directors.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Based solely on a review of filed reports or other information provided to the Company, no person who at any time during 1996 was director, executive officer, or beneficial owner of more than ten percent of any class of the equity securities of the Company failed to file reports as required by Section 16(a) of the Securities Exchange Act of 1934.

Through inadvertence, certain individuals filed late reports; in each case, the report was filed as soon as the failure to file was discovered. Michael F. Adler, David A. Mason, Alfred E. Lefeld, Paul Pieschel, and Robert Galastro each filed one late report with respect to one transaction each; Kathryn Drury filed two late reports with respect to one transaction each.

                             ELECTION OF DIRECTORS

The Board of Directors has established the size of the Board as seven members and has nominated all of the current members of the Board for re-election. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified, or until such director's earlier death, resignation or removal. The affirmative vote of a plurality of the votes cast in person or by proxy at the meeting is required to elect each nominee listed. If any nominee becomes unavailable for any reason, or if a vacancy shall occur before the election (which events are not anticipated), the shares of Common Stock represented by the enclosed proxy will be voted for such other person as may be recommended by the Board of Directors of the Company.

There is no formal arrangement among the directors or shareholders to nominate any person for election to the Board of Directors. No family relationships exist between or among directors or officers of the Company.

INFORMATION CONCERNING NOMINEES

Michael F. Adler. Age 60. Mr. Adler was elected Chief Executive Officer of the Company in June, 1985, and its Chairman in October, 1990. From February, 1984 through December, 1996 he served as the Company's President. He was elected a director of the Company on June 29, 1983. Mr. Adler has also been President, Chief Executive Officer and a director of Progressive Industries Corporation ("Progressive") since 1968, positions he still holds. He is a member of the Board of Directors and Chairman of the Venture Capital Committee of the City-Wide Development Corporation, Dayton, Ohio, and a member of the Board of Directors of The 2003 Committee in Dayton, Ohio. Mr. Adler has previously been a member of the Board of Trustees of the Photo Marketing Association, the Ohio Building Authority, and the State Governance Board-Jobs for Ohio Graduates, a member of the executive committee and past Chairman of the Board of Trustees-Jobs for Dayton Graduates, as well as chairman of the nominating council of the Public Utilities Commission of Ohio and of the City-Wide Development Corporation, Dayton, Ohio.

Frank W. Benson. Age 69. Mr. Benson became a director of the Company in February, 1989. Since June, 1988, Mr. Benson has been Director of Finance and Administration, and, since October, 1989, Treasurer of the Center for Policy Negotiation, Inc. in Boston, Massachusetts. He served as an independent consultant to small businesses from May, 1987 through May, 1988. From February, 1983 through April, 1987, Mr. Benson was President, Treasurer, and a director (through January, 1987) of Bailey's of Boston, Inc., a manufacturer and retailer of ice cream and candies in Massachusetts.

Leslie Charm. Age 53. Mr. Charm became a director in October, 1990. Mr. Charm's principal occupation since August, 1990 has been as partner of Restoration Associates, a management consulting firm in Massachusetts. From 1977 to August, 1990, Mr. Charm was President of Docktor Pet Centers, Inc., Wilmington, Mass.; approximately fifteen months after it was sold and Mr. Charm ceased his affiliation with Docktor Pet Centers, Inc., such company filed a petition in bankruptcy. Mr. Charm is a former director of the International Franchise Association. In addition, since 1989 Mr. Charm has been an adjunct professor of entrepreneurial finance at Babson College in Wellesley, Massachusetts. Mr. Charm is a director of several privately-held companies.

Dexter B. Dawes. Age 60. Mr. Dawes became a director of the Company in December, 1989. Since 1972, Mr. Dawes has been Chairman of the New York and San Francisco-based investment banking firm of Bangert, Dawes, Reade, Davis & Thom Incorporated. From September, 1989, through December, 1996, Mr. Dawes was President of John Hancock Capital Growth Management, Inc.

Harry D. Loyle. Age 43. Mr. Loyle became a director of the Company in July, 1993. Since July, 1985, Mr. Loyle's principal occupation has been as President and Director of Franchise Development for ProMoto Management Corporation, an area developer for the Company. He also serves as Secretary/Treasurer and is a director and shareholder of the following One Hour MotoPhoto franchisees:
Corral Photographic Corporation in Northfield, New Jersey, and the Positive Negative, Inc. in Bala Cynwyd, Pennsylvania. Mr. Loyle serves as director and/or officer or partner of a number privately held businesses in New Jersey and Pennsylvania. From 1976 to 1985, he was President and General Manager of Charlex, Inc., a company that owned and operated retail photographic stores. In January, 1995, Mr. Loyle was elected to the Franchise Advisory Council of the International Franchise Association and, in June, 1996, to the Council's Executive Committee.

David A. Mason. Age 56. Mr. Mason was elected Treasurer and a director of the Company in June, 1983 and Executive Vice President - Finance and Chief Financial Officer in December, 1983. Mr. Mason has also been Senior Vice President and Treasurer of Progressive since 1975 and a director of Progressive since 1976, positions he still holds.

Douglas M. Thomsen. Age 78. Mr. Thomsen became a director of the Company in June, 1988. Until his retirement in January, 1988, Mr. Thomsen had been associated with Federated Department Stores ("Federated") for over forty years.
 Most recently, from March, 1987 to December, 1987, Mr. Thomsen served as a consultant on a special project for Federated. From 1972 to March, 1987, Mr. Thomsen served as Chairman and Chief Executive Officer of Rike's, Shillito/Rike's, and Lazarus, divisions of Federated.

MEETINGS OF BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors had six meetings during 1996. The Board of Directors has established standing Audit and Compensation Committees; it does not have a nominating committee. Each director attended, in person or through telephone conference call, at least three-fourths of the aggregate meetings of the Board of Directors and the meetings of the committees, if any, on which he served.

The Audit Committee meets with management to consider the adequacy of the internal controls of the Company and the objectivity of financial reporting.
The Audit Committee also meets with the independent auditors and with financial personnel of the Company about such matters. The independent auditors periodically meet alone with the Audit Committee and always have unrestricted access to the Audit Committee. The Audit Committee has two members: Mr. Dawes, Chairman, and Mr. Loyle. The Audit Committee met three times during 1996.

The Compensation Committee meets to review and to make recommendations to the Board about certain compensation matters. In addition, the Compensation Committee administers the Company's 1992 Performance and Equity Incentive Plan.
 The Compensation Committee has three members: Mr. Benson, Chairman, Mr. Charm, and Mr. Thomsen. The Compensation Committee met three times during 1996.

COMPENSATION OF OUTSIDE DIRECTORS

The Company pays certain compensation to its outside directors for their services to the Company. Directors who are also employees of the Company receive no additional remuneration for serving as directors.

During 1996, outside directors were paid monthly fees of $350, as well as a fee of $500 per Board of Directors meeting attended in person, $225 per committee meeting attended in person, and $150 per meeting attended via telephone conference call. In December, 1996, the Board of Directors approved a plan to compensate with Common Stock instead of cash compensation outside directors who choose to participate in the plan. Each outside director who chooses to participate will receive 200 shares of Common Stock per month, 300 shares per Board meeting attended in person, 100 shares per meeting attended via telephone conference call, and 100 shares per committee meeting attended. Messrs. Benson,

Dawes, Loyle, and Thomsen have chosen to receive Common Stock as compensation during 1997.

In addition, Mr. Charm, who acts as a consultant to the Company, was paid fees of $6,000 for his services in that capacity during 1996.

                 EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

In addition to Messrs. Adler and Mason, who are listed elsewhere herein under the heading "Information Concerning Nominees," the following individuals also serve as executive officers of the Company.

Frank M. Montano. Age 45. Mr. Montano was appointed President and Chief Operating Officer in January, 1997. From September, 1992 to January, 1997, Mr. Montano served as Executive Vice President and Chief Operating Officer. From June, 1990 to September, 1992, he served with Sbarro, Inc., first as Vice President of Licensing (June, 1990 to May, 1991) and then as Senior Vice President (May, 1991 to September, 1992). From April, 1989 to June, 1990, Mr. Montano was associated with Diet Center, Inc., as Vice President of Operations (April, 1989 to October, 1989) and as Senior Vice President (October, 1989 to June, 1990). From August, 1986 to April, 1989, Mr. Montano was Vice President of Franchising for Marriott Corporation.

Leonard S. Swartz. Age 64. Mr. Swartz was appointed Senior Vice President for Operations in July, 1989 and in January, 1990, was given primary responsibility for franchise operations. Between February, 1984 and July, 1989, Mr. Swartz was Executive Vice President for Operations of the Company.

Paul Pieschel. Age 57. Mr. Pieschel was appointed Senior Vice President of Franchise Sales in February, 1997. From March, 1985 to February, 1997, Mr. Pieschel was Vice President of Franchise Sales. Since 1984, Mr. Pieschel has also served as the Company's Vice President of Human Resources.

Kathryn A. Drury. Age 33. Ms. Drury was appointed Vice President of Marketing in August, 1995. From October, 1993 to August 22, 1995 she served as Regional Marketing Director for the Company. Ms. Drury served as Senior Marketing Manager for the Company from September, 1991 to October, 1993 and as Operations Manager for the Company from November, 1988 to September, 1991.

Alfred E. Lefeld. Age 38. Mr. Lefeld was appointed Vice President and Controller in October, 1994. From June, 1993 to October, 1994, Mr. Lefeld served as director of MIS for the Company. From January, 1992 to May, 1993, Mr. Lefeld served as Controller - Midwest Division for MAB Paints and Coatings.
From March, 1984 to December, 1992, Mr. Lefeld was Controller for Paint America Company.

Robert A. Galastro. Age 54. Mr. Galastro was appointed Vice President of Company Store Operations in September, 1994. From January, 1993 to September, 1994, Mr. Galastro was Senior Vice President and Chief Operating Officer of BCB, Inc., a franchisor of upscale bakery and gourmet coffee cafes. From March, 1992 to December, 1992, Mr. Galastro was self-employed as a consultant to the hospitality and retail industries. From December, 1991 to February, 1992, Mr. Galastro served as Zone Vice President for Sbarro, Inc. Mr. Galastro also served from April, 1991 to November, 1991 as President and Chief Operating Officer of Skolniks, Inc., a franchisor of upscale bagel bakeries and cafes, and from January, 1990 to April, 1991 as President and Chief Operating Officer of Winchells, Inc., a franchisor of donut and bakery cafes.

EXECUTIVE COMPENSATION

The following table provides information with respect to compensation received for the preceding three fiscal years by the Company's chief executive officer, the other executive officers of the Company whose total salary and bonus for the year ended December 31, 1996 exceeded $100,000, and one individual (Donald J. Isaacs) whose total salary and bonus for the year ended December 31, 1996 exceeded $100,000 but who was not an executive officer at December 31, 1996. These individuals are referred to herein as the "named executive officers."



                            ANNUAL COMPENSATION          LONG TERM COMPENSATION

                                                     OTHER                 ALL
                                                    ANNUAL  SECURITIES   OTHER
                        FISCAL                      COMPEN-  UNDERLYING  COMPEN-
NAME AND PRINCIPAL       YEAR   SALARY    BONUS     SATION   OPTIONS     SATION
POSITION                                               (1)      (#)         (2)
Michael F. Adler (3)     1996  $156,000 $85,000    $21,924    190,000    $14,048
 Chairman and Chief      1995   154,615       -     18,882     66,687      2,600
 Executive Officer       1994   150,940       -     19,679          -      5,119

Frank M. Montano (4)     1996  $150,800 $51,000    $ 3,246    200,000    $15,212
 President and Chief     1995   149,462       -      3,246     63,880     12,884
 Operating  Officer      1994   145,000       -      3,246          -     14,353

David A. Mason           1996  $114,400 $50,000    $ 3,246     55,000    $ 7,493
 Executive Vice          1995   113,385       -      3,246     48,889      1,400
 President, Chief        1994   108,615       -      3,246          -      3,117
 Financial Officer
 and Treasurer

Donald J. Isaacs (5)     1996  $102,721 $ 7,659    $ 3,246          -    $ 9,720
 Vice President of       1995    90,000       -      3,246     34,780        900
 Wholesale and           1994    82,861       -      3,246          -      1,676
 Communication
 Services

Leonard S. Swartz        1996  $100,384 $15,839    $ 2,776          -    $12,959
 Senior Vice President   1995    96,390       -      2,776     41,253      2,300
 Franchise Operations    1994    91,800       -      2,776          -      5,154

Paul Pieschel            1996  $ 80,500 $24,993(6) $ 3,246          -    $ 7,423
 Senior Vice President   1995    71,824 $33,685      3,246     30,969      1,896
 Franchise Operations    1994    70,407 $34,550      3,246          -      3,106




(1)The primary component of "Other Annual Compensation" for Mr. Adler is a car allowance. In 1996, 1995, and 1994, the car allowances were $12,032, $11,117, and $11,993, respectively.

(2)`All Other Compensation" in 1996 for Messrs. Adler, Mason, Swartz, and Pieschel consists of the Company's contributions for them to the Company's defined contribution retirement plan. "All Other Compensation" in 1996 for Mr. Montano consists of $2,732 equivalent to interest at 9% that would have accrued during such period on transition loans made by the Company to Mr. Montano during 1992 and 1993 in connection with his employment by the Company with respect to which no interest is charged, $8,673 representing indebtedness under such loans forgiven by the Company during 1996, and $3,808 representing the Company's contribution for Mr. Montano to the Company's defined contribution retirement plan. `All Other Compensation'' in 1996 for Mr. Isaacs consists of $5,220 representing the Company's contribution for him to the Company's defined contribution retirement plan and $4,500 in consulting fees paid by the Company to Mr. Isaacs following termination of his employment (see note (5) below).

(3)During 1996, Mr. Adler served as Chairman, Chief Executive Officer, and President of the Company. Effective in January, 1997, Mr. Montano was promoted to the position of President of the Company. Mr. Adler continues to serve as the Company's Chairman and Chief Executive Officer.

(4)Prior to his promotion to President and Chief Operating Officer of the Company effective in January, 1997, Mr. Montano served as Executive Vice President and Chief Operating Officer of the Company.

(5)Mr. Isaacs served as the Company's Vice President for Wholesale and Communication Services until September 30, 1996.

(6)Bonus to Mr. Pieschel for 1996, 1995, and 1994 includes commissions, paid to Mr. Pieschel in connection with the sale of franchises, of $20,993, $33,685, and $34,500, respectively.

OPTION GRANTS DURING 1996

The following table provides information concerning the grant of stock options during the year ended December 31, 1996 to each of the named executive officers who received such option grants.




                                                        POTENTIAL REALIZED VALUE
                                                        AT ASSUMED ANNUAL RATES
                                                             OF STOCK PRICE
                                                            APPRECIATION FOR
                          INDIVIDUAL GRANTS                   OPTION TERM

                 NUMBER OF   % OF TOTAL
                 SECURITIES  OPTIONS
                 UNDERLYING  GRANTED TO  EXERCISE
                 OPTIONS     EMPLOYEES   PRICE      EXPIRATION
NAME             GRANTED     IN 1996     PER SHARE  DATE         5%(1)    10%(1)

Michael F. Adler 190,000 (2) 42.7%       $1.3063    4/30/2001  $ 68,571 $151,525
Frank M. Montano 200,000 (3) 45.0%       $1.875    12/04/2001  $103,600 $228,940
David A. Mason    55,000 (4) 12.3%       $1.1875    4/30/2001  $ 18,045 $ 39,874


(1)The Potential Realizable Values upon exercise of stock options are equal to the product of the number of shares underlying the options and the difference between (i) the respective hypothetical stock prices on the date of option exercise and (ii) the exercise price per share of the options. The hypothetical stock prices are equal to the price per share of the Common Stock as of the date of the option grant compounded annually at the rates of 5% and 10%, respectively, over the term of the option. The rates of appreciation used are required by the Securities and Exchange Commission and do not represent a projection or estimate by the Company on the potential growth of the value of its Common Stock. Therefore, there can be no assurance that the rate of stock price appreciation presented in this table can be achieved.

(2)This option was exercisable as to 45,000 shares immediately and as to the remaining 145,000 shares on
   January 1, 1997.

(3)This option is exercisable as to 50,000 shares on December 4 of each year, commencing December 4, 1997.

(4)This option was exercisable immediately.

OPTION EXERCISES AND YEAR-END OPTION VALUES

None of the named executive officers exercised any stock option during the year ended December 31, 1996. The following table provides information concerning unexercised stock options held by the named executive officers as of December 31, 1996.


                       NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                          OPTIONS HELD AT       IN-THE-MONEY OPTIONS AT
                          FISCAL YEAR END        FISCAL YEAR END($)(1)


     NAME            EXERCISABLE UNEXERCISABLE  EXERCISABLE UNEXERCISABLE

Michael F.               190,000        60,001    $108,053        -
Adler
Frank M.                   6,388       257,492       -            -
Montano
David A. Mason            59,888        44,001    $ 37,812        -
Donald J.                 28,478        31,302    $ 14,062
Isaacs
Leonard S.                29,125        37,128    $ 14,062        -
Swartz
Paul Pieschel             13,096        27,873    $  5,625        -

(1) Based on the closing sale price of the Company's Common Stock on December 31, 1996 of $1.875 per share as reported on the NASDAQ.

TEN-YEAR OPTION REPRICING

Compensation Committee Report on 1996 Cancellation and Regrant of Options

On December 4, 1996, the Compensation Committee approved the cancellation and regrant to Frank M. Montano, President and Chief Operating Officer of the Company, of outstanding options to purchase 200,000 shares of Common Stock.
This cancellation and regrant was approved in connection with the promotion of Mr. Montano to President of the Company, effective January 1, 1997. Mr. Montano was not given a salary increase along with the promotion and increased responsibilities. However, in order to provide enhanced long-term equity incentive compensation opportunities for Mr. Montano in his new position and more effectively to align his interests with the long-term interests of the shareholders, the Compensation Committee deemed it desirable to cancel the existing options and to regrant an identical number of options with an exercise price equal to the market price of the Common Stock on the date of regrant. At the time of their cancellation and during much of their term, the exercise price of the cancelled options was in excess of the market price of the Common Stock. In any event, the cancelled options would have expired approximately nine months following the date of cancellation. Certain provisions of the regranted options are described in the table above under `Executive Compensation - Option Grants During 1996.'' With the exception of the exercise price and extended term of the regranted options, the provisions of the regranted options are substantially similar to those of the cancelled options.

          Compensation Committee:

               Frank W. Benson, Chairman
               Leslie Charm
               Douglas M. Thomsen



The following table sets forth certain information concerning the repricing, replacement or cancellation and regrant of options, with the last ten fiscal years, of options held by executive officers of the Company.


                                                                 LENGTH OF
                                 MARKET                          ORIGINAL
                                PRICE OF   EXERCISE               OPTION
                     NUMBER OF  STOCK AT     PRICE                 TERM
                      OPTIONS    TIME OF  AT TIME OF             REMAINING
                      REPRICED  REPRICING  REPRICING            AT DATE OF
                         OR        OR         OR         NEW     REPRICING
                      AMENDED   AMENDMENT  AMENDMENT  EXERCISE      OR
   NAME      DATE       (#)        ($)        ($)     PRICE ($)  AMENDMENT

Frank M.   12/04/96   200,000    $1.875     $2.5626    $1.875      Nine
Montano,                                                          months
President
and Chief
Operating
Officer


EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

On April 1, 1997, Michael F. Adler, the Company's Chairman and Chief Executive Officer, entered into an employment contract effective January 1, 1997 through December 31, 1999. The employment contract is automatically renewed at the end of each fiscal year for an additional three year term unless the Board takes other action. The employment contract provides for a base salary of $161,500 per year, subject to annual review of the Board of Directors. The employment contract calls for Mr. Adler's bonuses to be determined by the Board of Directors or a committee of the Board. The employment contract also provides that, in the event Mr. Adler's employment is terminated without cause, he will be entitled to salary continuation equal to thirty-six months of the salary he was receiving immediately prior to termination, as well as continuation of benefits which he was receiving at the time of termination, including health insurance and use of suitable office and secretarial support, but excluding a car allowance.

On June 1, 1996, David A. Mason, the Company's Executive Vice President, Chief Financial Officer. and Treasurer, entered into an employment contract effective January 1, 1996 through December 31, 1998. Commencing January 1, 1998, the employment contract will be automatically extended at the beginning of each fiscal year for an additional one-year term unless Mr. Mason's employment is terminated earlier. The employment contract provides for a base salary of $114,400 per year, subject to annual review by Mr. Adler after consultation with the Compensation Committee of the Board of Directors. Under the employment contract, Mr. Mason's eligibility for bonus payments for 1996 was based on an incentive formula set forth in the contract. The employment contract calls for Mr. Mason's bonuses for subsequent years to be determined by Mr. Adler after consultation with the Compensation Committee. The employment contract provides that, if there is a change in control of the Company, the employment contract will be extended for three years from the date of the change of control.

On June 1, 1996, Frank M. Montano, the Company's President and Chief Operating Officer, entered into an employment contract effective January 1, 1996 through December 31, 1998. Commencing January 1, 1998, the employment contract will be automatically extended at the beginning of each fiscal year for an additional one-year term unless Mr. Montano's employment is terminated earlier. The employment contract provides for a base salary of $150,000 per year, subject to annual review by Mr. Adler after consultation with the Compensation Committee. Under the employment contract, Mr. Montano's eligibility for bonus payments for 1996 was based on an incentive formula set forth in the contract. The employment contract calls for Mr. Montano's bonuses for subsequent years to be determined by Mr. Adler after consultation with the Compensation Committee. The employment contract provides that, if there is a change in control of the Company, the employment contract will be extended for three years from the date of the change of control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of the Board of Directors are Frank W. Benson, Chairman, Leslie Charm, and Douglas M. Thomsen, all of whom are independent non-employee directors. The Committee establishes the compensation of the Chief Executive Officer. Michael F. Adler, President, Chief Executive Officer and Chairman of the Board, sets compensation for all other executive officers but reviews such decisions with the Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE AND MR. ADLER

     COMPENSATION ELEMENTS

     Compensation of the Company's executive officers consists of three principal elements:

       . Base salaries designed to be competitive in the Company's geographic market and with comparably situated companies;

       . Annual bonuses which are generally dependent on the Company's profitability for the year but from time to time discretionary bonuses are granted based on a subjective review of the performance of executive officers and taking into consideration accomplishments which will benefit the Company over the longer term; and

       . Stock options which are designed to align the executive officers' interests with long-term interests of the shareholders.

     EXECUTIVE OFFICER COMPENSATION

     Several of the Company's executive officers, including Messrs. Adler, Montano, and Mason, are employed pursuant to employment contracts which specify base salary and bonus levels. It is the Company's policy to pay base salaries to executive officers in the 25th to 75th percentile for comparable positions for comparably situated companies. Bonuses for executive officers are determined either by the terms of the executive officer's employment contract approved by the Compensation Committee, or in the absence of specific contractual provisions, by the Compensation Committee as to Mr. Adler's bonus, and by Mr. Adler, after consultation with the Compensation Committee, as to the bonuses for the remaining executive officers.

     For 1996, all executive officers received bonuses, which were based on achievement by the Company of certain profit levels and/or achievement by the executive officers' respective departments of certain profit levels. Such bonuses for 1996 totaled $245,597.

     The Compensation Committee administers the Company's 1992 Performance and Equity Incentive Plan (`the Plan''), which permits the Committee to grant to officers and key employees stock option and other equity-based incentive awards. In authorizing awards under the Plan to executive officers, the Committee considers various factors, including the relative responsibilities of the recipient, the Committee's subjective evaluation of the recipient's performance, and the recipient's relative equity interest in the Company in the form of stock, stock options, or other equity-based incentive awards in view of the Committee's desire to align the interests of management and the shareholders in the long-term performance and financial success of the Company.

     During 1996, the Compensation Committee granted options pursuant to the Plan to purchase 190,000, 200,000, and 55,000 shares of Common Stock to, respectively, Messrs. Adler, Montano, and Mason. In the case of Messrs. Adler and Mason, these options, priced at 110% and 100%, respectively, of the market value on the date of grant, replaced options for the same number of shares which expired during 1996. For Mr. Montano, who was elected President and Chief Operating Officer of the Company effective January 1, 1997, these options, priced at 100% of the market value on the date of grant, replaced options for the same number of shares which the Committee cancelled in order to grant the new options. See `Executive Officers and Executive Compensation - Ten-Year Option Repricing.''

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Compensation for the Company's Chief Executive Officer, Michael F. Adler, is determined under the terms of his employment contract with the Company. During 1996, Mr. Adler received the base salary under the contract of $156,000. Mr. Adler's bonus compensation is also determined pursuant to the employment contract. Mr. Adler's bonus for 1996 was dependent upon the Company's achieving certain target pre-tax net income levels. The target levels were reached during 1996, and Mr. Adler received a bonus of $85,000 for the period, based on the target levels achieved and a percentage of the Company's income in excess of the target levels.


          Compensation Committee:

               Frank W. Benson, Chairman
               Leslie Charm
               Douglas M. Thomsen

          Michael F. Adler, Chief Executive Officer



COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS

The following line graph compares the yearly percent change in the cumulative total shareholder return of the Company's Common Stock against the cumulative total return of the Center for Research in Security Prices ("CRSP") Index for the NASDAQ Stock Market (U.S. Companies) and the CRSP Index for NASDAQ Retail Trade Stocks for the period of five fiscal years (1992 to 1996). It assumes that $100 was invested on December 31, 1991 in the Company's Common Stock and in each of the other indices, with all dividends reinvested.


  DATE    COMPANY           MARKET   PEER INDEX
          INDEX              INDEX
12/31/91       100.000     100.000      100.000
01/31/92       152.941     105.847      102.361
02/28/92       129.412     108.246      104.230
03/31/92       129.412     103.137       99.282
04/30/92       123.529      98.714       90.017
05/29/92       147.059      99.996       88.543
06/30/92       217.647      96.086       82.837
07/31/92       200.000      99.490       85.540
08/31/92       241.177      96.449       80.401
09/30/92       223.529     100.034       86.446
10/30/92       200.000     103.974       88.770
11/30/92       200.000     112.247       92.949
12/31/92       188.235     116.378       94.194
01/29/93       282.353     119.691       92.389
02/26/93       317.647     115.226       87.499
03/31/93       305.882     118.561       89.152
04/30/93       247.059     113.501       83.806
05/28/93       305.882     120.281       88.152
06/30/93       270.588     120.837       88.021
07/30/93       270.588     120.980       89.664
08/31/93       235.294     127.233       94.750
09/30/93       200.000     131.022       97.628
10/29/93       294.118     133.967      101.537
11/30/93       235.294     129.972       97.647
12/31/93       258.824     133.595       99.394
01/31/94       270.588     137.650       99.115
02/28/94       247.059     136.363       97.095
03/31/94       247.059     127.976       91.351
04/29/94       282.353     126.315       91.543
05/31/94       258.824     126.624       89.419
06/30/94       223.529     121.993       87.625
07/29/94       211.765     124.495       87.768
08/31/94       194.118     132.432       94.359
09/30/94       194.118     132.094       95.790
10/31/94       188.235     134.689       96.959
11/30/94       235.294     130.221       93.277
12/30/94       223.529     130.587       90.553
01/31/95       188.235     131.318       87.382
02/28/95       170.588     138.263       89.186
03/31/95       217.647     142.360       89.574
04/28/95       205.882     146.842       89.084
05/31/95       211.765     150.628       91.202
06/30/95       205.882     162.835       98.667
07/31/95       176.471     174.804      104.027
08/31/95       188.235     178.347      103.735
09/29/95       188.235     182.448      105.621
10/31/95       188.235     181.403      103.758
11/30/95       170.588     185.662      103.205
12/29/95       147.059     184.674       99.757
01/31/96       117.647     185.587       98.761
02/29/96       123.529     192.660      105.286
03/29/96       117.647     193.300      112.199
04/30/96       111.765     209.334      122.342
05/31/96       176.471     218.945      125.226
06/28/96       158.824     209.078      119.911
07/31/96       188.235     190.458      112.618
08/30/96       188.235     201.130      120.512
09/30/96       176.471     216.524      126.554
10/31/96       188.235     214.151      121.321
11/29/96       176.471     227.423      124.388
12/31/96       176.471     227.164      118.973

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In September 1983, Foto Fair International, Inc. ("FFI"), a wholly-owned subsidiary of Progressive, merged into the Company. Progressive is 99% owned by Michael F. Adler and his family. Mr. Adler is Chief Executive Officer and Chairman of the Board of Directors of the Company, and a director and executive officer of Progressive. In connection with such merger, the Company acquired the business and assets of FFI, which primarily was the management by FFI of the businesses of National Photo Labs, Inc. ("NPL") and National Photo Labs II, Inc. ("NPL II"), both of which were engaged in the one-hour photo processing business. NPL sold or closed all of its stores and was dissolved in November 1995. Directors and executive officers of the Company own 23% of the outstanding common stock of NPL II and owned 16% of the outstanding common stock of NPL. NPL II owns one one-hour photo processing store. The store owned by NPL II is managed by the Company pursuant to a management agreement and is operated as a One Hour MotoPhoto store under a franchise agreement. The management agreement provides for an annual incentive fee based on cash generated. The franchise agreement provides for monthly royalties equal to the greater of 5% of net sales or $1,000 per store. During the year ended December 31, 1996, the Company received from NPL II total revenues of approximately $244,000, including all royalty and incentive fees paid and revenues derived from the sale by the Company to NPL II of operating supplies and merchandise. This amount constituted approximately 0.6% of the Company's total revenues.

The terms of the merger of FFI and the Company described above were all determined by arms' length negotiation between the Company and Progressive, prior to Progressive's becoming a shareholder of the Company. The merger with FFI was approved by the shareholders of the Company.

Progressive purchased a One Hour MotoPhoto store from the Company and signed a franchise agreement for the store, effective as of January 1, 1996. The purchase price of the store was $64,000, its book value as of December 31, 1995.
 During 1996, this store paid the Company royalty and advertising fees of $21,874. Total revenues derived by the Company from this store, including all royalty and advertising fees paid and revenues derived from the sale by the Company to Pr0ogressive of operating supplies and merchandise, were approximately $191,000. This amount constituted approximately 0.4% of the Company's total revenues.

The Company's corporate offices are located at 4444 Lake Center Drive, Dayton, Ohio 45426. The building in which the Company's offices are located is 76% owned by Michael F. Adler, members of Mr. Adler's family, David A. Mason, and Leonard S. Swartz. Such offices, consisting of approximately 33,000 square feet on approximately 2.4 acres of land, have been leased by the Company pursuant to a lease agreement which commenced on July 1, 1989 and which has been extended through 1999. In July 1990, the lease terms were amended to provide for rent payable as follows: $12,792 per month through June 1992; $16,097 per month from July 1992 through June 1994; and $18,083 per month from July 1994 through June 1999. During 1996, the Company made lease payments totaling $216,996.

Pursuant to the employment contract for Frank M. Montano when he joined the Company in 1992, the Company advanced him moving expenses, the cost of temporary housing in Dayton for a limited period of time, and a monthly living allowance until Mr. Montano's home was sold. In connection with this arrangement, upon the sale of his home in 1993, Mr. Montano executed a promissory note for $52,036, the amount of the moving expenses and temporary housing and living allowances; so long as Mr. Montano is still employed by the Company, one-sixth of the principal will be forgiven on each anniversary date of the sale of his home.

In February, 1997, the Company agreed to manage a One Hour MotoPhoto franchised store owned by W. P. Enterprises, Inc. (``WP''), a corporation owned by Richard Zsambok, the brother-in-law of Michael F. Adler. The management agreement provides for an annual incentive fee based on cash generated and a monthly fee, which supersedes the royalty fee required by the franchise agreement, equal to the greater of 5% of net sales or $1,000. During 1996, this store paid the Company royalty and advertising fees of $17,279. Total revenues derived by the Company from this store, including all royalty and advertising fees paid and revenues derived from the sale by the Company to WP of operating supplies and merchandise, were approximately $81,000. This amount constituted approximately 0.2% of the Company's total revenues.

The foregoing transactions were and all future transactions with or loans to officers, directors, key employees or their affiliates will be approved by a majority of the members of the Board of Directors who were not officers of the Company and/or were not interested in the transaction.

Harry D. Loyle is a shareholder, officer and director in two One Hour MotoPhoto franchisees -- Corral Photographic Corporation and The Positive Negative, Inc. Each such franchisee owns and operates one store under a One Hour MotoPhoto franchise agreement which provides for a royalty fee of six percent of net retail sales and an advertising fee of one-half percent of net retail sales.
For part of 1996, Mr. Loyle also was a shareholder, officer, and director in B & H Photographic Services, Inc., which owned and operated a One Hour MotoPhoto store in Ventnor, New Jersey under a similar One Hour MotoPhoto franchise agreement. During 1996, these three franchises paid royalty and advertising fees of $78,378. Total revenues derived by the Company from such stores were $371,708, which constituted approximately 0.9% of the Company's total revenues.

In addition, Mr. Loyle is owner and President of ProMoto Management Corporation (``ProMoto''), which acts as an area developer for the Company pursuant to an area development agreement. As Area Developer, ProMoto receives a portion of the initial franchise fee as compensation for the recruitment of a franchisee in its area and also receives a portion of the royalty paid to the Company by any franchised store in its area (including the stores owned by the three franchisees named above) as compensation for performing training, marketing, quality control and other services which would otherwise be performed by the Company. During 1996, the Company paid ProMoto fees of $359,674. The terms of the Company's area development agreement with ProMoto are the same as those in the agreements of most of the Company's other area developers.

Jay Adler, son of Michael F. Adler, is President of Franchise Development and Management Corporation (``FDMC''), which acts as an area developer for the Company pursuant to an area development agreement. During 1996, the Company paid FDMC fees of $296,725. The terms of the Company's area development agreement with FDMC are on substantially the same terms as those offered to the Company's other area developers during the period in which the agreement was entered into.

During 1996, Caroline Zsambok, wife of Michael F. Adler, provided organizational learning services to the Company through her employer, Klein Associates. In early 1997, Ms. Zsambok resigned from Klein Associates and formed her own company, Z Research and Consulting (`` Research''), through which she will continue to provide organizational learning services to the Company. The Company anticipates that it will pay Z Research fees of approximately $45,000 during 1997. The Company has agreed to provide Z Research with an office at the Company's headquarters and limited secretarial support for non-Company work it performs. Z Research will compensate the Company for all out-of-pocket expenses the Company incurs in providing Z Research with an office and secretarial support.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Ernst & Young LLP, independent certified public accountants, have been reappointed by the Board of Directors of the Company as independent auditors for the Company and it subsidiaries to examine and report on its financial statements for 1997. Ernst & Young LLP have been auditors of the accounts of the Company since November 1983. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

PROPOSALS OF SHAREHOLDERS

The Board of Directors will consider proposals of shareholders intended to be presented for action at the 1998 Annual Meeting of Shareholders. According to the rules of the Securities and Exchange Commission, such proposals shall be included in the Company's Proxy Statement if they are received in a timely manner and if certain other requirements are met. For a shareholder proposal to be included in the Company's Proxy Statement relating to the 1998 Annual Meeting, a written proposal complying with the requirements established by the Securities and Exchange Commission must be received at the Company's principal executive offices, located at 4444 Lake Center Drive, Dayton, Ohio 45426, no later than January 13, 1998. If the date of next year's shareholders' meeting is advanced by more than 30 days or delayed for more than 90 days, the Company will advise all shareholders of the change in the date by which shareholder proposals must be received.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented for action at the meeting other than those listed in the Notice of Meeting and referred to in this Proxy Statement. If any other matters properly come before the meeting or any adjournment of the meeting, the persons named on the accompanying proxy intend to vote the shares represented by them in accordance with the recommendations of the Board of Directors.

REVOCABLE PROXY
MOTO PHOTO, INC.

X PLEASE MARK VOTES
  AS IN THIS EXAMPLE

  THIS PROXY IS SOLICITED ON BEHALF OF
        THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael F. Adler, David A. Mason and Jacob A. Myers as Proxies, or any of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Voting Common Stock of Moto Photo Inc., held of record by the undersigned on April 28, 1997, at the Annual Meeting of the Shareholders to be held on June 25, 1997, or any adjournment thereof.


1.  ELECTION OF DIRECTORS       For       Withhold       For All Except

    Adler, Benson, Charm, Dawes, Loyle, Mason, and Thomsen

    INSTRUCTION: To withhold authority to vote for any individual nominee, mark "FOR ALL EXCEPT" and write that nominee's name in the space provided below.


2.  In their discretion, the Proxies      For       Against       Abstain
    are authorized to vote upon such
    other business as may properly
    come before the meeting.

    This proxy, when properly executed will be voted as specified by the shareholders. If no specification is made, the proxy will be voted FOR the election of all of the nominees listed in item 1. If any other matters brought before the meeting or if a nominee for election as a director are named in the proxy statement for election as a director is unable to serve or for good cause will not serve,the proxy will be voted in accordance with the recommendations of the Board on such matters or for such substitute nominees as the Board may recommend.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares represented in this proxy.


Please be sure to sign and date this Proxy in the box below.


                                     Date



Stockholder sign above               Co-holder (if any) sign above


Detach above card, sign, date and mail in postage paid envelope provided.
                                MOTO PHOTO, INC.
                 4444 Lake Center Drive, Dayton, Ohio 45426


Please date this proxy, sign EXACTLY as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. If shares are registered in more than one name, signatures of all such persons are required.

                             PLEASE ACT PROMPTLY
                   SIGN, DATE & MAIL YOUR PROXY CARD TODAY